Exhibit 4.17

Shareholders’ Agreement

of

Beijing NationSky Network Technology Co., Ltd.

Date: May 2, 2012

Shareholders’ Agreement

Content

Section 1. Definitions		1
1.1	Definitions	1
1.2	Construction	3
Section 2. Basic Information of Company		3
2.1	Name and Address	3
2.2	Business Scope	4
2.3	Governance of Law	4
2.4	Limited Liability	4
Section 3. Registered Capital and Contribution		4
3.1	Registered Capital	4
3.2	Contribution	4
Section 4. Shareholders’ Rights and Limitations		5
4.1	Pre-emptive Right	5
4.2	Right of First Refusal	5
4.3	Right of Co-sale	6
4.4	Disposal limitation	7
4.5	Redemption	7
Section 5. Covenants		7
5.1	Non-competition	7
5.2	Employees Stocks Options Plan	8
5.3	Investor’s Right	8
Section 6. Shareholders’ Meeting		8
6.1	Power of Shareholders’ Meeting	8
6.2	Meetings of Shareholders	9
Section 7. Board of Directors		9
7.1	Constitution of Board of Directors	9
7.2	Board meetings	10
7.3	Power of Board of Directors	10
7.4	Board of Supervisors	11
Section 8. Operation and Management System		12
8.1	Constitution of Operation and Management System	12
8.2	Removing Senior Executive by The Board	12
Section 9. Tax, Financial and Audit		12
9.1	Taxation	12
9.2	Accounting	12
9.3	Audit	13
9.4	Financial Management	13
9.5	Account Management	14
9.6	Right of Information	14
Section 10. Profit Distribution		14
10.1	Profit Distribution	14
Section 11. Termination, Dissolution and Liquidation		15
11.1	Termination and Dissolution	15
11.2	Winding Up	15
Section 12. Confidentiality		17
12.1	Confidentiality	17

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Shareholders’ Agreement

Section 13. Breach and Liability		18
13.1	Breach	18
13.2	Liability of Breach	18
13.3	Accumulated Remedies	18
Section 14. Force Majeure		18
14.1	Scope of Force Majeure	18
14.2	Result of Force Majeure	19
14.3	Notice of Force Majeure	19
Section 15. Governing Law and Dispute Settlement		19
15.1	Governing law	19
15.2	Dispute Resolution	19
Section 16. Miscellaneous		19
16.1	Entire Agreement	19
16.2	Supplement, amendment and Waiver of the Agreement	20
16.3	Effectiveness	20
16.4	Notice	20
16.5	Miscellaneous	20

3

Shareholders’ Agreement

Shareholders’ Agreement

This Shareholders’ Agreement (the “Agreement”) is entered into by and among the following parties on May 2, 2012 in Beijing:

1.	Original Shareholder:

Mr. Shuli Hou

Address: Door 6 No.1301, Yard 3, Caoqiaoxin Garden, Fengtai District, Beijing

2.	Investor:

Beijing NQ Technology Co., Ltd.

Address: Room 1322, Building 1-C, Enterprise Incubator, Zhongguancun Software Industrial Park, Dongbeiwang, Haidian District, Beijing

Legal Representative: Yu Lin

3.	Company:

Beijing NationSky Network Technology Co., Ltd.

Address: C505, Flat C, No.9, Shangdi 3th Road, Haidian District, Beijing

Legal Representative: Shuli Hou

Whereas,

(1)	Beijing NationSky Network Technology Co., Ltd. (the “Company”) is a limited liability company validly incorporated and existing under the law of People’s Republic of China;

(2)	On May 2, 2012, the Company, Original Shareholder, Wen Yang and Investor entered into a Capital Increase and Stock Transfer Agreement (the “Capital Increase and Stock Transfer Agreement”), providing that Investor shall subscribe the newly increased capital and acquire the Company’s registered capital of RMB 2 million held by Original Shareholder and Wen Yang.

Therefore, as the entire group of shareholders of the Company upon consummation of this Transaction, in accordance with the Company of the PRC and relevant laws and regulations, the parties reach the following agreement:

Section 1. Definitions

1.1 Definitions

Unless otherwise provided, the following terms in this Agreement shall have meanings as follows:

(1)	“Agreement” means this Agreement and its appendix, schedules, amendment and supplement.

Shareholders’ Agreement

(2)	“Transaction” means the transaction that RMB 20 million capital increase into the Company by Investor and RMB 2 million registered capital of the Company transfer from Original Shareholder and Wen Yang to Investor in accordance with the terms and conditions of the Capital Increase and Stock Transfer Agreement.

(3)	“5% Shareholder” means any entity that has, held or beneficially owns 5% or more voting right and right to elect board members in another entity.

(4)	“Affiliate” means the entity controls or is controlled, or under common control or certain entity.

(5)	“Related Person”, means (1) any shareholder of a company or its subsidiary, (2) director of a company or its subsidiary, (3) senior executives of company or its subsidiary, (4) any of family members of director or 5% Shareholder of a company or its subsidiary, or (5) the entity that any director, senior executive or 5% Shareholder has interest in (excluding the passive shareholding of less than 1% of a public company).

(6)	“Company” means Beijing NationSky Network Technology Co., Ltd.

(7)	“Transaction Documents” means this Agreement, Capital Increase and Stock Transfer Agreement, Articles of Associations and the appendix of such documents.

(8)	“Closing Conditions” means the pre-requisite conditions that the Investor pays the subscribed capital as provided in section 5 of Capital Increase and Stock Transfer Agreement.

(9)	“Closing Date” means the date that Investor pays subscribed capital as provided in section 2.2 of Capital Increase and Stock Transfer Agreement.

(10)	“Competitor” means the economic entity other than the Company, that has the same or similar business with or otherwise competes with the Company in the PRC.

Shareholders’ Agreement

(11)	“Control” means directly or indirectly owns the administrative or policy-making power over an entity, regardless through securities, contract or other methods.

(12)	“Tax” means according to PRC laws, regulations and rules, all taxation, expense, interest, fine and subsidy levied by the government authorities.

(13)	“Entity” means any individual, partnership, company, trust, group, government authority or other entity or organization.

(14)	“Effective Date” means the execution date of this Agreement.

(15)	“Capital Increase and Stock Transfer Agreement” has the meaning as defined in section 2 of Whereas section.

(16)	“Articles of Association” means the amended Articles of Association of the Company, as acknowledged and executed by the Investor.

(17)	“Business” means enterprise mobile service provider, including but not limited to Apple product and Blackberry mobile sale and other value added service.

(18)	“PRC” means People’s Republic of China, for the purpose of this Agreement, does not including Hong Kong, Macau or Taiwan.

1.2 Construction

(1)	The provisions in Whereas section and appendix of this Agreement shall be an inseparable part of this Agreement and has equal effect as this Agreement. This Agreement as referred shall include any supplement, amendment and adjustment and any explanation.

(2)	The title of provisions and appendix of this Agreement is established for convenience of reference and shall not affect its respective definition or explanation.

(3)	When calculating terms or period, the base date shall not be included. If the last day of a term or period is not a working day, such term or period shall be extended to the following working date.

Section 2. Basic Information of Company

2.1 Name and Address

Name of Company: Beijing NationSky Network Technology Co., Ltd.

Registered Address: Room C505, Building C, No.9 Shangdi 3th Road, Haidian District, Beijing

Shareholders’ Agreement

2.2 Business Scope

The business scope of the Company is: technology development, technology service and commercialization; computer technology training; investment management and consultation; sale of electronic product, telecommunication equipment, computer, software and auxiliary equipment.

2.3 Governance of Law

The Company is a company incorporated under the law of PRC and all business and legal rights shall be governed and protected by PRC laws, regulations and rules.

2.4 Limited Liability

The Company is limited liability and the parties shall be liable to the extent of their respective capital subscribed.

Section 3. Registered Capital and Contribution

3.1 Registered Capital

Upon commutation of this Transaction according to Capital Increase and Stock Transfer Agreement, the registered capital of the Company is RMB 40 million.

3.2 Contribution

(1)	Contribution of Original Shareholder. On Closing Date, the Original Shareholder holds contribution of RMB 18 million in Company’s registered capital and the paid-in capital is RMB 5 million.

(2)	Contribution of Investor. According to the terms and conditions of Capital Increase and Stock Transfer Agreement, Investor subscribes newly increased capital of RMB 20 million and acquires the Company’s registered capital of RMB 2 million held by Original Shareholder and Wen Yang.

(3)	Contribution Ratio. Upon commutation of Transaction under Capital Increase and Stock Transfer Agreement, the contribution amount and ratio of the Company (“Contribution Ratio”) is as follows:

Unit: RMB

Shareholder	Registered Capital	Shareholding Ratio
Shuli Hou	18,000,000	45.00%
Investor	22,000,000	55.00%
Total	40,000,000	100.00%

Shareholders’ Agreement

Section 4. Shareholders’ Rights and Limitations

4.1 Pre-emptive Right

The parties agree that the registered capital of the Company shall not be increased without prior written consent by the Investor. If the Investor permits such capital increase, the Investor has priority, on pro rata basis with its contribution ratio in the Company, to subscribe the increased capital under the same conditions. The capital increase for the purpose of Employees Options Incentive Plan is not subject to this provision.

4.2 Right of First Refusal

If the Original Shareholder (the “Transferor”) is going to transfer, sell or pledge part of all of his contribution of the Company to any third party (the “Transferee”), the Transferor shall comply with provisions in this section, otherwise such transfer shall be invalid from the beginning:

(1)	Transferor shall obtain a prior written consent from the Investor regarding the transfer. For this purpose, the Transferor shall send a written transfer notice to the Investor, specifying (a) the contribution to be disposed, (b) transfer price or pricing method, (c) other terms and conditions, and (d) the identity of Transferee or the method to identify the Transferee.

(2)	If The Investor notifies the Transferor in writing within 30 days as of Transferor sends the transfer notice to acquire part of all of the transferred stock, the Transferor and Investor shall compete the transfer in following procedures:

(a)	Within ten days as of Investor sending acquisition notice, the Transferor shall notify the Investor the closing date. Under no circumstance, the closing date shall be later than 90 day after the transfer notice. However, the 90 days shall not include the time for obtaining government approvals.

(b)	On closing date, the Investor shall purchase the contribution it chooses to acquire on the conditions as provided in the transfer notice.

(c)	If the contribution transfer cannot be completed within the closing date as provided in section 4.2(2)(a) due to Investor’s action or inaction, the Investor shall be deemed to waive the right of first refusal.

Shareholders’ Agreement

(3)	If the Investor fails to notify the Transferor within 30 days as of Transferor sending out the transfer notice, or expressly waives the right of first refusal, or chooses only to buy part of the transfer contribution, the Transferor may dispose all or part of the remaining transfer contribution, but shall not on the conditions that are more favorable than those provided in the transfer notice Under no circumstance, the closing date of the above transfer shall be later than 90 day after the transfer notice. However, the 90 days shall not include the time for obtaining government approvals.

(4)	Employees Stocks Options Plan approved by shareholders’ meeting and board of directors is not subject to this provision.

4.3 Right of Co-sale

If the Transferor is going to transfer his contribution to any entity and the Investor does not execute its right of first refusal to purchase all transfer contribution as provided in section 4.2, then the Investor has right to sell its contribution in the Company at a pro rata basis with the Transferor to the Transferee in accordance with the following terms:

(1)	The Transferor shall notify the Investor to specify the amount of transfer contribution, terms and conditions, the identity or the method to identify the Transferee at least 30 days before closing date. The notice shall also confirm that the Transferee has been notified about the Investor’s right in this section 4.3 and agrees to purchase the contribution as provided herein.

(2)	The Investor shall send a written notice (“Co-sale Notice”) to the Transferor within 21 days as of receipt of the notice as set forth in section 4.3(1) and express the intention to perform its co-sale right under section 4.3 and specify the contribution it intends to sell. The contribution that the Investor may sell through Co-sale right shall not be more than: The contribution to be sold x { total contribution held by the Investor /(total contribution held by Transferor + total contribution held by the Investor)}.

(3)	If the Transferee rejects to purchase Investor’s contribution in the Co-sale Notice, the Transferor is obliged to purchase such contribution on terms and conditions as provide in Co-sale Notice, otherwise the Transferor shall not transfer part or all of his contribution to the Transferee. The closing under this section 4.3 shall comply with the timing as provided in section4.2, unless the parties agree otherwise.

(4)	Employees Stocks Options Plan approved by shareholders’ meeting and board of directors is not subject to this provision.

Shareholders’ Agreement

4.4 Disposal limitation

Without Investor written consent, within 60 months as of the Closing date when Investor holds any of the Company’s contribution, the Original Shareholder shall not issue, sell, transfer, pledge or otherwise dispose the contribution he holds directly or indirectly to any third party. Employees Stocks Options Plan approved by shareholders’ meeting and board of directors, and shareholder transfers contribution to his affiliate without any affection to calculation of the Company continuing operation, are not subject to the limitation under this provision.

4.5 Redemption

(1)	In any of the following events, the Investor has right to request the Original Shareholder to purchase all contribution held by the Investor at the price as set forth in section 4.5(2):

(a)	The Investor or the Company incurs any loss due to untruth, incomplete, inaccurate representation and warranty by the Original Shareholder under the Capital Increase and Stock Transfer Agreement, and the Original Shareholder fails to compensate the Company or the Investor within 30 days as of the day that the Company or the Investor notifies the Original Shareholder; or

(b)	The Original Shareholder cannot fulfill the post-closing commitments with reasonable extension by the Investor.

(2)	Purchase Price =[The amount that the Investor invests in the Company + Accumulative profit (excluding those has been distributed) *(1+10%)^years, namely the principal amount of investment with a combinative interest of 10% annually. Accumulative profit means the profit accumulated of latest year as of payment of purchase price. Years = (total number of days from Closing date to the date of the redemption notice /365).

Section 5. Covenants

5.1 Non-competition

The Original Shareholder covenants to the Investor and the Company that, during the term that the Investor owns any contribution of the Company, without prior written consent by the director appointed by the Investor and the Company, the Original Shareholder shall nto engage in, manage, operate or participate any business that directly or indirectly competes with the Business of the Company, and shall not administrate, directly or indirectly owns, operate, participate, control or hold any equity in or provide service to such entity that has competing business.

Shareholders’ Agreement

5.2 Employees Stocks Options Plan

The parties agree that upon completion of this Transaction, the Company shall establish an Employees Stocks Options Plan, and the Company’s 4.5% contribution held by the Original Shareholder shall be attributed to such plan. The Original Shareholder agrees and covenants to transfer stocks to qualified employees at the price approved by the board of directors of the Company and requests the employees to execute non-competition agreement and stock options purchase agreement. Such Stock Option shall been associated with the term that the employee serves the Company and targeted to incentive and stabilize the core team of the Company with a vest period of 4 years.

5.3 Investor’s Right

The parties acknowledge that the Investor shall enjoy right preferable to or at least equal right with other shareholders of the Company, including those become shareholders after execution of this Agreement. The Investor covenants that, in case that the Company goes public listed, if the Investor is required to waive certain rights or interest in order to comply with relevant laws, regulations, listing rules or requirements by regulatory authority, the Investor will provide cooperation in a timely manner, including but not limited to execute relevant documents. However, if the listing application by the Company is not approved, the parties shall restore relevant adjusted terms back to the original state. Any termination or adjustment of any provisions of this Agreement shall not affect the right of indemnification or compensation for the breach occurred before such termination.

Section 6. Shareholders’ Meeting

6.1 Power of Shareholders’ Meeting

(1)	The Company establishes the Shareholders’ Meeting, consisting of all shareholders. Shareholders’ Meeting is the highest authority of the Company, with power of:

(a)	Decide the operation and investment plan of the Company;

(b)	Elect and change the non-employee supervisor and decide the remuneration of directors and supervisors;

(c)	Review and approve report of board of directors;

(d)	Review and approve report of supervisor;

(e)	Review and approve annual budget and final settlement plan;

(f)	Review and approve profit distribution and deficit make-up plan;

(g)	Resolve capital increase or decrease of the Company;

(h)	Resolve issuance of Company’s bond;

(i)	Resolve merger, liquidation or change of form of the Company;

(j)	Amend the articles of association.

(2)	The resolution of Shareholder’s Meeting shall be made upon majority of the voting rights, except that the resolution of amending the articles of association, profit distribution and deficit make-up plan, capital increase or decrease, merger, liquidation or change of form of the Company shall be approved by more than 2/3 voting rights.

Shareholders’ Agreement

6.2 Meetings of Shareholders

(1)	Meeting of shareholders shall be held at least once annually. The shareholders representing more than 10% voting rights, more than 1/3 directors or supervisor may call a specially meeting of shareholders.

(2)	Meeting of shareholders shall be convened by the board of directors and presided by the Chairman. If the Chairman does not or cannot perform such duty, the director elected by more than half of the board may preside the meeting.

(3)	If the board of directors do not or cannot convene the meetings of shareholder, the supervisor may convene; if the supervisor do not convene neither, the shareholders representing more than 10% voting rights may convene and preside the meeting.

(4)	The decision made in the meetings shall be made into meeting minutes and be signed by the shareholders present.

Section 7. Board of Directors

7.1 Constitution of Board of Directors

(1)	The Company’s board of directors is constituted of three members, among which one is appointed by the Original Shareholder and two by the Investor. The Chairman shall be appointed by the Investor.

(2)	If the Chairman for any reason cannot perform his duty, he may authorize other director to represent him. The reasonable expense of director performing his duty and participation in board meeting shall be borne by the Company.

(3)	The Company shall indemnify the director from any loss or expenses occurred in performance of director’s duty.

(4)	The term of director and Chairman is three years and may be reelected. Any of the parties intends to replace the director it appoints shall notify other shareholders and all board members 30 day in advance in writing.

Shareholders’ Agreement

7.2 Board meetings

(1)	The board meeting shall be held at least once a quarter (including con-call). The first board meeting shall be held within 15 days as of the issuance of new business license for capital increase under the Capital Increase and Stock Transfer Agreement. The meeting shall be convened and presided by the Chairman. The Chairman shall convene a special meeting when proposed by more than 2 directors or by any of the directors appointed by the Investor. The decision made in the meetings shall be made into meeting minutes and be signed by the directors present. The meeting minutes shall be kept in record.

(2)	The notice shall be given to all board members 14 days, and 7 days in case of a special meeting, before the meeting, otherwise the meeting shall not be held. The notice shall include proposal, procedurals, time and way of attendance.

(3)	A quorum of the board meeting shall include a majority of the directors and the director appointed by the Original shareholder must be attended. If the director does not attend regular meeting or special meeting in time, the Company shall issue a second notice and postpone the meeting for five days.

(4)	The meeting shall be held in the place in the Company’s principal office or such place that is otherwise agreed, or in the way of conference call. The Company shall provide necessary convenience of facility so directors may attend in call.

(5)	If any of the director cannot attend the meeting in person or in call, such director may authorize a representative to attend the meeting as proxy.

(6)	If the meeting is held in conference all and resolve proposal, the director may execute the resolution via fax or telegraphic, separately on different pages for each director, which shall be equally effective as those attending in person and executed in paper form.

7.3 Power of Board of Directors

(1)	The board shall report to the Shareholders’ Meeting and have following powers:

(a)	Convene meeting of shareholders and report to Shareholders’ Meeting;

Shareholders’ Agreement

(b)	Carry out resolutions of Shareholders’ Meeting;

(c)	Make out the annual budget and settlement plan of the Company;

(d)	Make out profit distribution and deficit make-up plan;

(e)	Make out plans of capital increase or decrease of the Company and issuance of Company’s bond;

(f)	Make out plans of merger, liquidation or change of form of the Company;

(g)	Make out the basic management system of the Company;

(h)	Other powers as provided in articles of association of the Company.

(2)	Each director has one vote on board meeting. The resolution must be pass with majority votes and the following items must be passed by more than 2/3 votes:

(a)	Appointment and replacement of vice president and executives in higher positions;

(b)	Investment and guarantee for other entity;

(c)	Related transaction and other transaction beyond budge which is more than RMB 2 million (inclusive). For avoidance of doubt, the parties agree to disclose the cooperation of the Company and the Investor.

7.4 Board of Supervisors

(1)	The Company shall set up a board of supervisors with three members, among which two are elected by the shareholders’ meeting and the other is elected by the employees with a term of three years. The supervisor shall not be director or senior executives.

(2)	The board of supervisors shall have powers of:

(a)	Inspecting the Company’s financials;

(b)	Supervise directors and executives’ performance and propose of replacement of such directors and executives in case of their breach of laws, regulations and articles of association;

(c)	Require directors or executive to correct their actions when they are harming the Company’s interest;

(d)	Propose to board of directors and shareholders’ meeting;

(e)	Propose for special meeting of shareholder, and convene and preside meeting of shareholders when board of directors is not doing so;

(f)	Other powers as provided by laws, regulations and articles of association.

Shareholders’ Agreement

Section 8. Operation and Management System

8.1 Constitution of Operation and Management System

(1)	For daily operation, the Company has one general manager, several vice general manager, a chief financial officer, who are engaged by the board of directors. The Investor has right to appoint two financial staffs and the chief financial officer shall be interviewed and agreed by the Investor. If the Investor considers the chief financial officer cannot or does not perform his/her duty, the Investor has right to propose his/her removal and nominate new candidate.

(2)	Unless becoming mentally disable, retired or removed by the board in accordance with section 8.2, the term of general manager and chief financial offer shall be three years or shorter period, who may be re-appointed by the board.

8.2 Removing Senior Executive by The Board

The board has power to remove senior executives at any time. If the senior executives breach any fiduciary duty or have any illegal activities, the board may by more than 2/3 votes to terminate his/her position immediately. The replacement of senior executive shall comply with provisions in section 8.1.

Section 9. Tax, Financial and Audit

9.1 Taxation

The Company shall comply with relevant laws and regulations to pay income tax, business tax, value added tax and other tax, and enjoy tax preferential treatment. The chief financial officer shall report to shareholders in meeting of shareholders about relevant tax preference and policy.

9.2 Accounting

(1)	The financial year of the Company is from January 1 to December 31 of each year.

(2)	The Company’s currency in accounting is RMB.

Shareholders’ Agreement

9.3 Audit

(1)	The Company shall be audited by an accounting firm that has securities qualification as decided by the board. The audit report shall be rendered to shareholder’s meeting, board of directors and the Investor.

(2)	The Investor may engage other audit or professionals to audit and inspect the Company financial, provided the Company’s normal operation is not affected and the Company shall cooperate.

9.4 Financial Management

(1)	The Company shall provide to all shareholders the unaudited Company’s balance sheet, income statement and statement of cash flow under PRC accounting standard (“Financial Statements”) of current month within 25 days as of the end of each month, and state out relevant operation data.

(2)	The Company shall provide to all shareholders the unaudited Company’s Financial Statements of current quarter within 45 days as of the end of each quarter, and state out relevant operation data.

(3)	The Company shall provide to all shareholders the unaudited Company’s Financial Statements and audited Financial Statement issued by qualified accounting firm of current year within 120 days as of the end of each year, and state out relevant operation data. In addition, the chief financial officer shall also prepare a proposal for profit distribution as required by the board.

(4)	Within last 15 days of each quarter, the Company shall prepare the operation plan and budget of next quarter.

(5)	Within last 30 days of each year, the Company shall prepare the operation plan and budget of next year, which shall be approved by the Shareholders’ Meeting.

(6)	The Company shall establish financial and accounting system in accordance with PRC accounting principal with comparison between financial data and budget target quarterly and annually.

Shareholders’ Agreement

9.5 Account Management

The parties agree that the investment proceeds by the Investment shall be deposited in Company’s account with payment in compliance with budget approved by the board.

9.6 Right of Information

(1)	The shareholder shall have right to inspect Company’s accounting books, assets and facilities, and reproduce articles of association, resolution by the board and shareholders’ meeting, financial reports of the Company.

(2)	Investor share right to discuss the Company’s business and operation with relevant director, executives, employees, accountants, counsels and investment bankers.

Section 10. Profit Distribution

10.1 Profit Distribution

The parties have right to distribute Company’s profit in accordance with their respective contribution in registered capital.

The parties are entitled to Company’s profit of each year when all of following conditions are met:

(1)	Continue to be a shareholder on the ending day of each accounting year.

(2)	Specifically approved by the Shareholders’ Meeting.

(3)	Unless there is distributable profit within current financial year and loss in the previous years has been made up, the profit shall not be distributed. The current year’s profit can be distributed with the profit of previous years.

(4)	If the Shareholders’ meeting approve distribution of profit of dividends, the Investor shall be entitled to a dividend equal to 8% interest of investment prior to distribution of remaining profit or dividends which shall be distributed according to the shareholding ratio.

Shareholders’ Agreement

Section 11. Termination, Dissolution and Liquidation

11.1 Termination and Dissolution

(1)	The Company shall be dissolved and this Agreement shall be terminated in any of the following event in accordance with procedures as provided by this Agreement, articles of association and laws:

(a)	The business term of the Company expires and the shareholders’ meeting decide not to extend and other event of termination as provided by this articles of association occurs;

(b)	Any of the following occurs and lasts:

(i)	The Company suffers sever loss and cannot continue operation;

(ii)	The Company cannot continue operation due to force majeure;

(iii)	The Company severely breach Chinese laws and regulations and is forbidden by administrative authority to operate;

(iv)	Selling, transfer, swap or transfer all or substantially all assets of the Company;

(v)	The parties agree to dissolve the Company;

(vi)	The business license of the Company is revoked, or the Company is required to be shut down;

(vii)	The shareholders representing more than 10% voting rights apply to the court and the court approves to dissolve in accordance with article 183 of the Company Law.

(2)	Upon resolution by the shareholders’ meeting of dissolution, the Company and the parties shall dissolve in a reasonable procedures as provided by relevant laws and regulations.

11.2 Winding Up

(1)	Winding-up Committee

When the Company’s term expired or this Agreement is terminated in advance, the board shall set up a three-member committee with one appointed by the Original Shareholder and two appointed by the Investor, who is not necessarily the board member.

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(2)	Winding-up Procedures

The committee shall make out a list of assets, balance sheet and liquidation plan, which shall be performed upon approval by the board.

(3)	Legal proceedings

The committee shall represent the Company for legal proceedings during winding-up.

(4)	Winding-up fee

Winding-fee and fee and salary of committee shall have priority in payment among distribution of the Company remaining assets. The winding up fee includes:

(a)	Fee of manage, sell and distribution the Company’s assets;

(b)	Fee of public notice and proceedings, and

(c)	Other fee occurs during winding-up procedures.

(5)	Remaining assets

(a)	Upon settlement of all legal debt of the Company, including employment compensation, social insurance, tax and fees as provided in 11.2(4), the remaining assets shall be distributed according to following order:

(i)	Amount equal to the sum of investment and declared but unpaid dividends;

(ii)	Remaining to be distribute on a pro rata basis of shareholders’ contribution in registered capital.

(6)	Public notices

The committee shall make out a winding-up report and render it to the board with copy to the parties upon completion of winding up. The committee shall apply to local Administration for Industry and Commerce for dissolution procedure and terminate the Company.

Shareholders’ Agreement

Section 12. Confidentiality

12.1 Confidentiality

(1)	Each party covenants to other parties that, without prior consent, it will treat all confidential information about business and operation obtained from other parties confidential. Each party further ensures to others, it will not use the confidential information except for the purpose of this Agreement. The party may disclose confidential information to its employees, directors, executives, counsels, agents or relevant entity for the purpose of this Agreement, provided such people and entity agree to the confidentiality of the information and abide by the confidential obligation.

(2)	Notwithstanding, this section does not apply to the following:

(a)	Information came into public domain without breach of confidentiality in this section;

(b)	Information known to receiving party from legal channel before disclosing party disclose the information;

(c)	Information that the receiving party develops independently through legal channels;

(d)	Information that the receiving party gains from a third party who does not have confidentiality obligation;

(e)	Information that the disclosing party agrees to disclose, and

(f)	Upon completion of the Transaction, the Investor, shareholder of the Investor and its partner or affiliates may disclose names of the Company or subsidiaries, the chairman, the general manager, description of the business, logo and investment in the Company (except the Company confidential information and the Original Shareholder’s shareholding ratio in the Company before the Transaction).

Shareholders’ Agreement

Section 13. Breach and Liability

13.1 Breach

Failure to fulfill part of all of the obligations, or breach of any of the provisions of this Agreement, in action or inaction, constitutes breach of this Agreement (“Breach”, and the breaching party is “Breaching Party”).

13.2 Liability of Breach

The Breaching Party shall compensate other parties for all direct loss, damages, fees or liabilities. If all parties have faults, each party shall bear its respect obligation and loss. For avoidance of doubt, under any circumstances the Breaching Party shall not compensate any consequential or accidental loss, damages or profit loss.

13.3 Accumulated Remedies

The compensation in section 13.2 shall not affect the non-breaching party’s other right and remedy under the PRC law and this Agreement.

Section 14. Force Majeure

14.1 Scope of Force Majeure

Force Majeure refers to situations that directly affects the Transaction and cannot be predicted, overcome or avoided, including but not limited to:

(1)	War, boycott, sanction and government decrees;

(2)	Riot;

(3)	Flood, typhoon, earthquake, explosion or other nature disasters;

(4)	Other force majeure as agreed by the parties.

Shareholders’ Agreement

14.2 Result of Force Majeure

Failure to perform part of all of obligation under the Agreement due to force majeure shall not deemed to be breach of the Agreement. But the part shall take all necessary measures to minimize the loss due to force majeure.

14.3 Notice of Force Majeure

The party which incurs force majeure shall notify other parties in writing as soon as possible and within 15 days of force majeure, render a report to other parties specifying the reason of for extension or inability to perform part or all of the obligation.

Section 15. Governing Law and Dispute Settlement

15.1 Governing law

The formation, effectiveness, construction, performance or dispute settlement of the Agreement shall be governed by the PRC law.

15.2 Dispute Resolution

(1)	Any dispute related this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon the parties.

(2)	The parties shall continue to perform the agreement during arbitration except for the item in issue.

Section 16. Miscellaneous

16.1 Entire Agreement

The Agreement and its appendix are inseparable and shall replace all oral or written agreement by the parties.

Shareholders’ Agreement

16.2 Supplement, Amendment and Waiver of the Agreement

Any supplement and amendment shall be effective upon execution by the parties in writing. Waiver of part of the Agreement shall not be construed as waiver of other part of the Agreement.

16.3 Effectiveness

The Agreement and appendix shall be effective upon execution by the parties.

16.4 Notice

If a notice related to one party’s right and obligation shall be sent by other parties via email or fax, the original paper document shall be mailed to such party. The contact information is as follows:

To the Company or the Original Shareholder

Attention to:

Address:

Zip code:

Tel:

Fax:

To the Investor:

Attention to:

Address:

Zip code:

Tel:

Fax:

16.5 Miscellaneous

The Agreement is made on three originals with equal effectiveness.

Shareholders’ Agreement

[Signature page]

The parties agree to execute the Shareholders’ Agreement on the date as provided at the beginning of the Agreement.

1.	Original Shareholder

Shuli Hou

/s/ Shuli Hou

Shareholders’ Agreement

2.	Investor

Beijing NQ Technology Co., Ltd. (Corporate Seal)

Legal Representative:	/s/ Yu Lin

Shareholders’ Agreement

3.	The Company

Beijing NationSky Network Technology Co., Ltd.

Legal Representative:	/s/ Shuli Hou